EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into on this 22nd day of February, 2008, by and between Hypercom Corporation, a Delaware corporation (“Company”), and Thomas Liguori (“Executive”).

RECITALS

A. Executive presently is employed by Company as its Senior Vice President and Chief Financial Officer pursuant to the terms of an Amended and Restated Employment Agreement dated as of July 11, 2007 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A.

B. Executive has decided to terminate his employment by the Company pursuant to Section 10 (“Section 10”) of the Employment Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, Company and Executive agree as follows:

AGREEMENTS

1. Resignation. By the execution of this Agreement, Executive submits, and Company accepts, Executive’s resignation from his position as Senior Vice President and Chief Financial Officer of Company, effective as of February 22, 2008 (the “Resignation Date”). As of the Resignation Date, Executive also will be deemed to automatically resign, without any further action by Executive, from any other position or office he held with Company, as well as any position or office he held with any other entity or employee benefit plan by reason of his association with Company. Executive and Company agree that Executive’s resignation is pursuant to Section 10 of the Employment Agreement and that Executive is entitled to all of the payments and other benefits provided him by the terms and provisions of Section 10.

2. Continuing Responsibilities. Until Executive’s Resignation Date, Executive shall continue to perform all of his normal duties and responsibilities as Company’s Chief Financial Officer and Company shall pay Executive his current base salary and provide Executive with all other benefits set forth in the Employment Agreement.

3. Employee Stock Options. Notwithstanding the terms of any award or granting agreement or instrument, Executive shall have ninety (90) days from the Resignation Date to exercise any and all employee stock options granted to Executive that are vested as of the Resignation Date, including those employee stock options that vest on the Resignation Date pursuant to Section 10.

4. Release of Company. In consideration of the promises and payments set forth in this Agreement, Executive hereby releases and forever discharges Company and/or any of its “Affiliates” from any and all claims, complaints, causes of action, and demands of any kind, whether known or unknown, which Executive has, ever has had, or may have arising out of or related to Executive’s employment or resignation from employment with Company, or otherwise, excepting those arising out of this Agreement, the Indemnification Agreement between Company and Executive dated August 1, 2006, Executive’s rights under all insurance policies providing benefits to Executive, including, but not limited to, the Directors and Officers and Errors and Omissions policies, and Executive’s rights under any option or restricted stock agreement entered into between Company and Executive pursuant to the Hypercom Corporation Long-Term Incentive Plan, the 2000 Broad-Based Stock Incentive Plan, or any other plan or program pursuant to which Executive may have been granted options or restricted shares in the past.

This Release is a FULL WAIVER AND RELEASE and includes, without limitation, any right, claim, demand or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Workers Adjustment & Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act; the Fair Labor Standards Act; and any applicable state civil rights act and/or any other federal, state, or local law or regulation. This Release also includes any contract or tort causes of action arising from or in any way related to Executive’s employment relationship with Company and/or any Affiliates.

This Release specifically includes any claims arising under Executive’s Employment Agreement (other than for payment of Executive’s base salary and benefits through the Resignation Date, Executive’s bonus for the Company’s 2007 fiscal year, and the payments and benefits provided him by the terms and provisions of Section 10) as well as any written or oral amendments or supplements thereto. Executive acknowledges that he is not entitled to receive any bonus compensation for Company’s 2008 fiscal year.

Notwithstanding any provision herein to the contrary, Executive does not release any claims or rights Executive may have under any “employee benefit plan” (as that term is defined in regulations issued pursuant to ERISA) sponsored by Company or any Affiliate.

For purposes of this Agreement, the term “Affiliate” means and includes: (a) any subsidiary, brother-sister or other organization that is treated as a single employer with Company pursuant to Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986; and (b) any officer, owner, director, employee, representative, or insurer of Company or any organization referred to in clause (a); and (c) the successors and assigns of any organization or individual described in clauses (a) or (b).

5. Confidential Information and Non-Disclosure. Executive hereby acknowledges that he is subject to all of the terms and provisions of the Hypercom Employee Non-Disclosure Agreement dated October 6, 2005 included as a part of his Employment Agreement and that his obligations under such agreement survive the execution of this Agreement.

6. Covenant Not to Compete. Executive hereby acknowledges that he is subject to all of the terms and provisions of the Covenant Not to Compete contained in Section 13 of the Employment Agreement and that his obligations under such Covenant survive the execution of this Agreement.

7. Mutual Non-Disparagement. The parties agree that they will not, at any time, make any comments about each other that are, or could be interpreted to be, disparaging or derogatory or that paint the other party in a negative light. Specifically, Executive agrees, among other things, that he will not make any disparaging, derogatory or negative comments about Company officers, directors, owners, employees, products, policies or practices. Company’s obligation pursuant to this Section is limited to comments made by members of Company’s Board of Directors or Company’s officers. If either party breaches the commitments contained in this Section, that party will be liable to the other for any resulting harm incurred.

8. Employee Benefit Plans. Executive acknowledges and agrees that, effective as of the Resignation Date, he no longer will be eligible to participate in any employee benefit plans offered by Company, except that the coverage of Executive, his spouse and dependents under the Company’s group health plan shall continue and Executive shall be deemed an employee solely for this purpose until February 29, 2008. Executive also specifically acknowledges that after the Resignation Date he will not be entitled to make any additional deferrals of compensation pursuant to the Company 401(k) Plan or any other Company benefit plan that permits or requires contributions by plan participants.

9. COBRA. Executive may avail himself of any rights to which he may be entitled to continue health insurance coverage pursuant to the provisions of COBRA following his Resignation Date. If Executive elects such coverage, Company will pay the entire cost of such coverage as provided in Section 10.

10. Unpaid Salary, Bonus and Expenses.

(a) Any unpaid salary earned by Executive prior to the Resignation Date, any unpaid bonus applicable to 2007, as well as any claims for expenses incurred by Executive on behalf of Company, will be paid to Executive promptly following the Resignation Date;

(b) Executive acknowledges that he has received all amounts, and all benefits or other entitlements, to which he was or may have been or may become entitled pursuant to the terms of his Employment Agreement, except as modified by this Agreement; and

(c) Executive acknowledges that following the execution of this Agreement he will not have any claim to any amounts, benefits, or other entitlements pursuant to his Employment Agreement (other than as provided in Section 10 and in this Agreement).

11. Cooperation. If Executive has knowledge or is alleged to have knowledge of any matters which are the subject of any pending, threatened or future litigation or administrative proceeding involving Company, Executive will make himself available to testify if and as necessary. Executive also will make himself reasonably available to the attorneys representing Company in connection with any such litigation or administrative proceeding for such purposes as they may deem necessary, including but not limited to the review of documents, discussion of the case and preparation for the trial or administrative proceeding. Company will pay Executive a flat rate of $1,000 per day that Executive provides services to the Company under this Section. This Agreement is not intended to and shall not be construed so as to in any way limit or affect the testimony which Executive gives in any such litigation; it is understood and agreed that Executive will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise.

12. Period to Consider and Revocation Period. By his signature below, Executive affirms that he has been given at least 21 days during which to consider the execution of this Agreement. Executive may revoke this Agreement at any time within 7 days following his execution of this Agreement (the “Revocation Period”) by executing the Revocation form attached hereto as Exhibit B. To be effective, the signed Revocation form must be received by Douglas J. Reich, General Counsel of Company, within the 7-day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired.

13. Independent Counsel. Executive acknowledges that he has been advised to consult with an attorney of his choosing before executing this Agreement and that he has done so.

14. Payroll Taxes. Any amounts due pursuant to this Agreement will be subject to all applicable federal, social security and state payroll withholding taxes.

15. Governing Law. This Agreement is to be construed and interpreted in accordance with the laws of the State of Arizona, except as those laws may be preempted by federal law.

16. Severability. If any part or parts of this Agreement are found to be unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

17. Entire Agreement. Executive represents that he has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire agreement between Company and Executive with regard to Executive’s employment with Company and the termination of the relationship between Executive and Company. Executive acknowledges that he has not relied upon any representation made by Company or any representative of Company, except as set forth in this Agreement.

18. Impact on Other Agreements. Following the execution of this Agreement, all agreements, including but not limited to the Employment Agreement, previously entered into between Executive and Company relating to Executive’s employment by and services to Company are terminated other than the following: (a) this Agreement; (b) the Hypercom Employee Non-Disclosure Agreement; (c) the payments and benefits provided in Section 10 of the Employment Agreement; (d) the Covenant Not to Compete contained in Section 13 of the Employment Agreement; (e) the Indemnification Agreement; (f) Executive’s rights under insurance policies providing Executive benefits, including but not limited to, Directors and Officers and Errors and Omissions insurance policies; (g) any option agreement or restricted stock agreement entered into between Company and Executive pursuant to the Hypercom Corporation Long-Term Incentive Plan or any other plan or program pursuant to which Executive may have been granted options or restricted shares in the past, except as modified by this Agreement.

In witness whereof, Executive has executed this Agreement and Company has caused this Agreement to be executed by its duly authorized officer, on this 22nd day of February, 2008.

HYPERCOM CORPORATION

By /s/ Norman Stout
Norman Stout, Chairman of the Board

/s/ Thomas Liguori
Thomas Liguori

EXHIBIT A

EMPLOYMENT AGREEMENT

July 11, 2007 Mr. Thomas Liguori Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
Re:	Amended and Restated Employment Agreement

Dear Tom:

On October 6, 2005, you executed a letter agreement constituting an offer of employment and your employment agreement (“Offer of Employment Agreement”) with Hypercom Corporation (“Hypercom” or the “Company”). Hypercom wishes to amend, replace and supersede your Offer of Employment Agreement with this employment agreement (the “Agreement”) which will become effective upon execution by you and Hypercom (the “Effective Date”).

1. Position with the Company. You will continue to serve as Senior Vice President and Chief Financial Officer of the Company. You may be called upon to serve in other capacities from time-to-time during your tenure with the Company. You will faithfully and diligently perform all duties commensurate with these positions, including those duties directed by the Company’s Chief Executive Officer (“CEO”) to whom you will report directly.

2.	Compensation. You will receive the following compensation for your services:

(a)	You will receive a minimum base salary of $315,000 per year, which may be increased, but not decreased, at the discretion of the Company (the “Base Salary”). The Base Salary will be paid in equal installments in accordance with the Company’s salary payment policies as in effect from time to time, and such salary payments will be subject to the usual withholding for income tax and other customary deductions.

(b)	Your target annual bonus compensation shall be one hundred percent (100%) of your then-current Base Salary for each year during the term of your employment, if the Company achieves the annual Performance Goals as solely determined by the Board; provided that you may be entitled to receive annual bonus compensation in an aggregate amount up to one hundred and fifty percent (150%) of your then-current Base Salary for each year during the term of your employment if the Board deems it consistent with the achievement of the Performance Goals for such year. The Performance Goals, and the percentage of bonus compensation tied to each, will be specifically defined by the Board in its sole discretion, but will likely include some or all of the following: revenue growth, gross margin, earnings per share, market share growth and development of the organization (the “Performance Goals”). The determination as to whether the Company has achieved the Performance Goals will be made by the Board in its sole and reasonable discretion, and the bonus will be paid to you within five (5) business days following such determination.

(c)	Effective upon execution of your Offer of Employment Agreement, the Board granted to you an option for the purchase of one hundred thousand (100,000) shares of common stock of the Company (the “Option”) pursuant to the Company’s Long-Term Incentive Plan with a per share exercise price equal to the closing market price of a share of common stock on the date of grant. The Option vests in 1/3 increments on the first, second and third anniversaries of the date of grant.

(d)	Effective upon your execution of your Offer of Employment Agreement, the Board also granted to you fifty thousand (50,000) shares of restricted common stock of the Company pursuant to the Long-Term Incentive Plan, restricted by achievement of the Performance Goals to be established by the Board for fiscal years 2006 and 2007, as follows: (i) fifty percent (50%) of the restricted common stock, or twenty-five thousand (25,000) shares of common stock, were to vest based upon substantial achievement of 2006 Performance Goals as determined by the Board and (ii) the remaining fifty percent (50%) of the restricted common stock, or twenty-five thousand (25,000) shares of common stock, will vest based upon substantial achievement of 2007 Performance Goals as determined by the Board. The Board determined that you did not substantially achieve the 2006 Performance Goals and therefore you forfeited the twenty-five thousand (25,000) shares of restricted stock referenced in clause (i) above. If the Board, in its review of the Performance Goals, determines that you achieved a personal rating of one hundred percent (100%) or higher in fiscal year 2007, the remaining twenty-five thousand (25,000) shares of restricted common stock granted pursuant to this subsection (d) shall vest. If the 2007 Performance Goals are not fully and completely achieved, the proportion of the remaining twenty-five thousand (25,000) shares of restricted common stock which shall vest pursuant to this subsection 2(d) shall be determined in the Board’s sole discretion taking into account the Performance Goals achieved for such year, in both quantitative and qualitative degree. The Company will also provide to you a Gross-up Payment in connection with the restricted common stock grant (but not on the cash so paid) pursuant to this subsection 2(d).

(e)	You will be eligible, but not entitled, to receive additional grants of stock options and restricted capital stock of the Company in such quantities and subject to such conditions as the Board may determine in its sole and absolute discretion.

(f)	You covenant and agree that, as soon as practicable but in no event more than three (3) years from the date of your Offer of Employment Agreement, you will beneficially own, hold and retain shares of common stock of the Company equal in value to your Base Salary for such given year (the “Minimum Ownership”); provided, however, that this covenant shall not be construed to require you to purchase shares of the Company’s common stock on the open market for the sole purpose of achieving the Minimum Ownership. You also covenant and agree that you will not sell or dispose of, or cause anyone else to sell or dispose of, any common stock of the Company that you have received (i) as a result of this Agreement or (ii) pursuant to any other Company compensation program, until and unless you have achieved (and will continue to maintain following such sale or disposition) the Minimum Ownership.

(g)	You may participate in any incentive compensation plan, pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, bonus plan and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are eligible to participate. You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan.

(h)	You will be eligible, but not entitled, to receive such other compensation as may from time to time be granted to you by the Board in its sole and absolute discretion, including additional bonuses approved by the Board or the Board’s Compensation Committee.

(i)	You will be permitted to take vacations and sick leave, in accordance with the Company’s policies and procedures as in effect for officers of the Company.

3.	Benefits and Employment Matters. The Company offers a comprehensive array of employee benefit programs. Currently those programs include paid time off (“PTO”), medical, dental and vision care, paid holidays, disability insurance, life insurance, travel accident insurance, 401(k) Plan, Employee Stock Purchase Plan and tuition reimbursement. Details of these programs have been provided to you by the Company. You will accrue 19 days of PTO per year during your first through fifth year of employment. After your fifth year, you will accrue an additional week for a total of 24 PTO days per year. Please see the Hypercom PTO policy for details regarding this benefit. The Company reserves the right to modify, suspend or terminate its benefit programs in its sole discretion.

4.	Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures.

5.	Moving Expenses. The Company provided to you a full executive moving package as set forth in the October 2, 2005 letter regarding your Executive Moving Package. If you resign from employment with the Company without Good Reason as provided in Section 8 at any time within 18 months of the date of reimbursement for the move, you must reimburse the Company the full amount of the moving package provided to you by the Company. You will not be required to reimburse the Company for the moving package described herein if your employment with the Company terminates for the reasons set forth in Sections 9, 10, 11 or 15.

6.	Employment at Will. You acknowledge and agree that the Company will employ you as an “at will employee.” This means that either you or Hypercom can terminate our employment relationship at any time for any reason or no reason. In the event that your employment is terminated either by you or the Company, you will be entitled to receive only that compensation due to you through the date of your resignation or termination, the severance and other benefits provided pursuant to this Agreement and any other benefits required by law.

7.	Termination for Cause.

(a)	The Company may terminate you for Cause, as defined below. Upon termination for Cause, you will be entitled to receive only that compensation due to you through the date of termination.

(b)	For purposes of this Agreement, “Cause” means if the Board, in its reasonable and good faith discretion, determines that you (i) have developed or pursued interests substantially adverse to the Company, (ii) have materially breached any employment or confidentiality agreement, (iii) have not devoted a majority of your business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) are charged by any governmental entity with any felony (excluding traffic violations) that is reasonably determined by the Board to be true and to adversely reflect upon the Company’s standing in the community, or (v) have engaged in gross misconduct or other material omissions that are significantly detrimental to the well-being of the Company.

8.	Termination by You Without Good Reason.

(a)	In the event that you terminate your employment with the Company voluntarily and without Good Reason, you will be entitled to receive only that compensation due to you through the date of such termination.

(b)	Following your termination from employment without Good Reason, the Company will make COBRA benefits available, at your expense, to you, your spouse and your dependents covered by the Company’s group health plan at the time of termination, in accordance with applicable law.

9.	Termination due to Death.

(a)	In the event that your employment with the Company terminates as a result of your death, your beneficiary will be entitled to receive only that compensation due to you through the date of your death.

(b)	For a period of twelve (12) months from the date your employment with the Company terminates as a result of your death, the Company will pay for the COBRA benefits available to your spouse and your dependents covered by the Company’s group health plan at the time of termination.

10.	Termination By You After New CEO Selected.

(a)	As of the Effective Date of this Agreement, the Company is in the process of selecting a new CEO to succeed William Keiper. If you continue employment with the Company through the date on which the new CEO succeeds Mr. Keiper as the CEO of the Company, and if you then decide to terminate your employment with the Company at any time during the “trial period,” the Company will provide you with the separation payments and benefits described in this Section. For the purpose of this Section, the “trial period” begins on the day on which the new CEO succeeds Mr. Keiper as the CEO of the Company and ends on the 4-month anniversary of this date. To receive the separation payments and benefits described in this Section, you must continue to be employed by the Company until the beginning of the trial period and execute the release required by Section 21 of this Agreement. You will not be entitled to any separation payment or benefits under this Section if the Company terminates your employment for Cause or has reason to terminate your employment for Cause prior to or during the trial period.

(b)	The separation payments and benefits to which you will be entitled consist of the following:

i. Payment equal to one (1) year of your then-current Base Salary in a lump sum upon the effectiveness of the release contemplated by Section 21.

ii. For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of termination. For purposes of this Agreement, the date of your termination pursuant to this Section shall be the date specified in a written notice of resignation.

iii. A relocation allowance in an amount equal to 50% of your then-current Base Salary. Such relocation allowance will be paid to you in a lump sum upon the effectiveness of the release contemplated under Section 21.

iv. All outstanding stock options granted to you pursuant to Section 2(c) or otherwise, under all of the Company’s stock plans, to the extent not already vested, will vest upon the effective date of your termination.

v. The twenty-five thousand (25,000) shares of restricted stock granted to pursuant to Section 2(d) that are subject to restrictions based on your attainment of the 2007 Performance Goals will become unrestricted.

(c)	The lump sum separation payment and the relocation allowance described in clauses (i) and (iii) above are considered “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). The Company has determined, as a preliminary matter, that there is no applicable exception to Section 409A. As a result, because you are a “specified employee” under Section 409A and the lump sum separation payment and relocation allowance are payable upon your termination of employment with the Company, Section 409A imposes an additional 20% tax (plus interest) on these payments unless they are paid at least six months following your termination of employment. At the time of your termination pursuant to this Section 10, the Company will reconsider this preliminary conclusion based on the guidance available at that time. If the Company concludes that there is no applicable exception to the requirements of Section 409A, the Company will pay to you the amount of your lump sum separation payment and relocation allowance, should you become entitled to them, plus simple interest at 6% per annum, on the first day of the seventh month following the effective date of your termination of employment with the Company.

11.	Termination by the Company Other than for Cause or by You for Good Reason.

(a)	In the event that you are terminated by the Company without Cause or you terminate your employment for Good Reason, you will be entitled to an amount equal to one (1) year of your then-current Base Salary, to be paid in the form of salary continuation at the normal payroll intervals of the Company.

(b)	The separation payment provided by paragraph (a) is considered “non-qualified deferred compensation” that is subject to Section 409A. The Company has determined, as a preliminary matter, that the separation payment does not qualify for the separation pay exception or any other exception to the requirements of Section 409A. At the time of your termination pursuant to this Section 11, the Company will reconsider this preliminary conclusion based on the guidance available at that time. If the Company concludes at this time that there is no applicable exception to the requirements of Section 409A, and that the payments must be postponed for six months following your termination of employment in order to avoid the imposition of the additional 20% tax (plus interest), as described in Section 10(c), your payments will be postponed. The amount that would have been payable to you during the first six months following your termination of employment with the Company, plus simple interest at 6% per annum, will be paid to you on the first day of the seventh month following the effective date of your termination of employment with the Company.

(c)	For a period of twelve (12) months from the date of your termination without Cause or your resignation for Good Reason, the Company will pay for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of termination. For purposes of this Agreement, the date of termination of employment without Cause or resignation for Good Reason shall be the date specified in a written notice of termination or resignation.

12.	Exercise of Options upon Termination.

(a)	In the event that you terminate your employment with the Company voluntarily and without Good Reason pursuant to Section 8 or due to your death under Section 9, you, or your beneficiary, as the case may be, will have the right to exercise any options to purchase common stock of the Company, granted pursuant to Section 2(c) above or otherwise, that are vested as of the date of such termination for a period of ninety (90) days from the date of your voluntary termination or death, as the case may be. Any options that are not vested as of the date of your termination or death will lapse and will no longer be exercisable.

(b)	In the event that you are terminated by the Company without Cause or you terminate your employment for Good Reason pursuant to Section 11 or in the event you are terminated by the Company without Cause or resign for Good Reason following a Change of Control pursuant to Section 15, you will have the right to exercise any options to purchase common stock of the Company, granted pursuant to Section 2(c) above or otherwise, that are vested as of the date of such termination for a period of one hundred eighty (180) days from the date of your termination by the Company or resignation for Good Reason, as the case may be. Any options that are not vested as of the date of your termination or resignation will lapse and will no longer be exercisable.

(c)	The provisions of this Section 12 override and supersede any contrary provisions included in any Option Agreement and, to that extent, this Agreement shall be deemed to be an amendment to such Option Agreement; provided however, that the provisions of this Section 12 shall not extend the exercise period for any option beyond the date on which the option expires under the terms of the applicable Option Agreement.

13.	Covenant Not to Compete. You agree that, during the “Restriction Period” and in the “Restricted Area,” you will not, without the prior written consent of the Company, directly or indirectly, for your own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of your name by, any business enterprise that is in direct competition with the Company or any subsidiary.

In addition to the foregoing, at all times during the Restriction Period, you will not, directly or indirectly (as described above), for your benefit or for, with or through any business enterprise, hire, employ, solicit, or otherwise encourage or entice any of the Company’s (or subsidiary’s) employees or consultants to leave or terminate their employment with the Company.

For this purpose, the “Restricted Area” means any country in the world in which Company currently conducts business. If a court of competent jurisdiction determines that this is a larger area than necessary to protect the Company’s business interests, the parties agree that the Restricted Area will be the largest of the following areas that the court determines to be reasonable: the United States of America, the states of Arizona and California, the 100-mile radius of the office maintained by the Company where you spent most of your time while employed by the Company pursuant to this Agreement, the 50-mile radius of the office maintained by the Company where you spent most of your time while employed by the Company pursuant to this Agreement, the 25-mile radius of the office maintained by the Company where you spent most of your time while employed by the Company pursuant to this Agreement, or the 10-mile radius of the office maintained by the Company where you spent most of your time while employed by the Company pursuant to this Agreement.

For this purpose, the “Restriction Period” begins on the Effective Date and ends at the end of the 12th month following the termination of your employment with the Company for any reason (or, if later, upon conclusion of your services as a consultant), or if a court of competent jurisdiction concludes that 12 months is longer than necessary to protect the Company’s business interests, then the parties agree that the restriction period will end at the end of the longest of the following number of months that the court determines to be reasonable: 9, 8, 7, 6, 5, 4, 3, 2 or 1.

You and the Company consider the restrictions contained in this Section 13 to be reasonable for the purpose of preserving the Company’s rights and interests. You acknowledge and agree that the Company’s remedies at law for breach or threatened breach of any of the provisions of this Section 13 would be inadequate. Therefore, you agree that in the event of a breach or threatened breach by you of the provisions in this Section 13, the Company will be entitled to, in addition to its remedies at law and without posting any bond, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available. You further agree that you will not oppose the Company’s request for such equitable relief.

14.	Confidential Information and Non-Disclosure. You acknowledge and agree that you have executed and continue to be bound by the terms of the Hypercom Employee Non-Disclosure Agreement dated October 6, 2005.

15.	Resignation Following Change of Control.

(a)	If, during the twelve (12) month period following a Change of Control, as defined in the Definition section attached hereto, you resign for Good Reason or the Company terminates your employment for any reason other than for “Cause,” you will receive the following:

i. Payment equal to one (1) year of your then-current Base Salary in a lump sum upon effectiveness of the release contemplated by Section 21.

ii. For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of termination. For purposes of this Agreement, the date of your termination pursuant to this Section shall be the date specified in a written notice of resignation or termination, as applicable.

iii. A relocation allowance in an amount equal to 50% of your then-current Base Salary if you became an employee of the Company less than 24 months before the date of your termination of employment pursuant to this Section. Such relocation allowance will be paid to you in a lump sum upon the effectiveness of the release contemplated under Section 21.

iv. All outstanding stock options granted to you pursuant to Section 2(c), or otherwise, under all of the Company’s stock plans, to the extent not already vested, will vest upon the effective date of your termination pursuant to this Section.

v. All future restricted stock awards granted to you under all of the Company’s stock plans, to the extent not already unrestricted, will become unrestricted upon the effective date of your termination pursuant to this Section.

vi. All of the twenty-five thousand (25,000) shares of performance based restricted stock granted to pursuant to Section 2(d) which are subject to restrictions based on your attainment of the 2007 Performance Goals, and any other performance based restricted stock awards (other than the twenty-five thousand (25,000) shares of restricted stock that you forfeited as a result of failure to substantially achieve the 2006 Performance Goals as described in Section 2(d)) granted to you under all of the Company’s stock plans, to the extent not already unrestricted, will become unrestricted upon the effective date of your termination pursuant to this Section. The Company will make tax gross up payments as applicable.

(b)	The separation payment and relocation allowance described in clauses (i) and (iii) above are considered “non-qualified deferred compensation” subject to Section 409A. The Company has determined, as a preliminary matter, that these payments do not qualify for the separation pay exception or any other exception to the requirements of Section 409A. At the time of your termination pursuant to this Section 15, the Company will reconsider this preliminary conclusion based on the guidance available at that time. If the Company concludes at this time that there is no applicable exception to the requirements of Section 409A, and that the payments must be postponed for six months following your termination of employment in order to avoid the imposition of the additional 20% tax (plus interest), as described in Section 10(c), your payments will be postponed. The Company will pay to you the amount of your lump sum separation payment and relocation allowance, plus simple interest at 6% per annum, on the first day of the seventh month following the effective date of your termination of employment with the Company.

16.	Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Section 16, and any purported assignment in violation thereof will be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor this Agreement with such business substituted for the Company as the employer.

17.	Notices. Any notice, election or communication to be given under this Letter will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Hypercom Corporation

2851 West Kathleen Road

Phoenix, Arizona 85053

Attn: General Counsel

If to you:

Thomas Liguori

Hypercom Corporation

2851 West Kathleen Road

Phoenix, Arizona 85053

or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

18.	Entirety. Except for the Hypercom Employee Non-Disclosure Agreement, the Indemnification Agreement between you and the Company, any other confidentiality agreement, option awards, restricted stock awards or the Company’s policies and procedures to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

19.	Arbitration. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This Agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete provisions herein and any obligations of confidentiality.

20.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Arizona, without regard to conflict of laws principles.

21.	Withholding and Release. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any of the benefits to be provided to you under this Agreement following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) the continuing obligations provided herein, and (ii) for any continuing obligations of indemnification due to you as an officer or director (or a former officer or director).

22.	No Elections. You do not have any right to make any election regarding the time or form of any payment due under this Agreement.

23.	Compliant Operation and Interpretation. This Agreement shall be operated in compliance with Section 409A and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

24.	Miscellaneous Payment Provision. If payment of any amount under this Agreement is not made, in whole or in part, due to a dispute between you and the Company, the payment shall be made in accordance with Treas. Reg. § 1.409A-3(g), as applicable.

Very Truly Yours,

/s/Daniel Diethelm

Chairman of the Board

ACCEPTED AND AGREED:

/s/ Thomas Liguori

Thomas Liguori

Date: July 11, 2007

Definitions

“Change of Control” means and includes each of the following:

(1) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least 80% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(3) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Good Reason” means a termination of your employment within one hundred twenty (120) days following the occurrence of one or more of the following circumstances without your consent:

(1) a material diminution in your authority, duties or responsibilities;

(2) a material diminution in your base compensation; or

(3) a material change in the geographic location of your principal office.

You must provide written notice to the Company of the existence of the Good Reason condition described in paragraphs (1)–(3) above within ninety (90) days of the initial existence of the condition. Notwithstanding anything to the contrary, an event described in paragraphs (1)-(3) above will not constitute Good Reason if, within thirty (30) days after you give the Company notice of the occurrence or existence of an event that you believe constitutes Good Reason, the Company has fully corrected such event.

“Termination of Employment” means any termination of your employment or separation from service with the Company as defined in Treas. Reg. § 1.409A-1(h).

EXHIBIT B

REVOCATION

I hereby revoke my acceptance of the foregoing Agreement within seven (7) days of my initial execution of the Agreement. I acknowledge that by revoking this Agreement it is no longer effective or enforceable and I will not receive any benefits described in the Agreement.

Employee

Date